SECURITIES PURCHASE AGREEMENT

      This SECURITIES PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of April 16, 2010, by and among Kenneth Stead, an individual with an address of c/o Kat Exploration, Inc., 1149 Topsail Road, Mount Pearl, Newfoundland A1N 5G2, Canada (the "PURCHASER"), Bella Viaggio, Inc., a Nevada corporation (the "COMPANY") and Ronald A. Davis, an individual with an address of 665 Ashford Place, Brentwood, CA 94513 and Ronald G. Brigham, an individual with an address of 16887 King Richards Court, Sherwood, OR 97140 (collectively, the "SELLERS").

                                    RECITALS

      WHEREAS, the Sellers own of record and beneficially in the aggregate 2,043,333 shares (the "SHARES") of common stock of the Company, par value $0.001 per share (the "COMMON STOCK"), which shares constitute approximately 76.9% of all the issued and outstanding shares of Common Stock as follows: Mr. Davis, 1,043,333 Shares and Mr. Brigham, 1,000,000 Shares;

      WHEREAS, the Sellers desire to sell to the Purchaser all such 2,043,333 Shares and the Purchaser desires to purchase from the Sellers all such 2,043,333 Shares (the "SHARE ACQUISITION"), upon the terms and subject to the conditions set forth herein;

      WHEREAS, other than (i) the 220,667 Other Shares (as defined below) being purchased by the Purchaser in the Other Share Acquisition (as defined below),
(ii) the 380,500 shares of Common Stock owned by persons who are non-affiliates of the Company (the "NON-AFFILIATED SHAREHOLDERS"), the Sellers and/or the Purchaser and not being acquired pursuant to this Agreement or the Other Acquisition, and (iii) the 2,043,333 Shares being acquired pursuant to this Agreement, the Company has no other securities issued and outstanding;

      WHEREAS, the sale of the Shares pursuant to this Agreement is being made, inter alia, in accordance with and in reliance upon the exemptions from securities registration for offers and sales under Section 4(1) and Section 4(2) of the under the Securities Act of 1933, as amended (the "SECURITIES ACT");

      WHEREAS, as a condition to the closing of the Share Acquisition pursuant to this Agreement, the Purchaser pursuant to a stock purchase agreement by and among the Purchaser and eleven (11) other sellers of Common Stock, dated of even date herewith (the "OTHER SHARE ACQUISITION"), the Purchaser shall acquire simultaneously with the closing of the Share Acquisition, 220,667 additional shares of Common Stock (the "OTHER SHARES"); and

      WHEREAS, following the closing of the Share Acquisition and the Other Share Acquisition, the Company will have issued and outstanding 2,644,500 shares of Common Stock, of which (i) the Purchaser shall own 2,264,000 shares of Common Stock, constituting approximately 85.6% of such shares, and (ii) there shall be 380,500 shares of Common Stock owned by the Non-Affiliated Shareholders, constituting approximately 14.4% of such shares.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties agree as follows:

                               CERTAIN DEFINITIONS

      As used herein, each of the following terms has the meaning set forth below, unless the context otherwise requires:

      "AFFILIATE" means, with respect to any person, any other person controlling, controlled by or under common control with such person. The term "CONTROL" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 10% of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

      "AVAILABLE CASH" means all cash and cash equivalents (including marketable securities and short-term investments) held by the Company as of midnight on the day before the Closing Date less the amount of cash and cash equivalents necessary to cover outstanding checks which have been mailed or otherwise delivered by the Company but have not cleared.

      "COLLATERAL AGREEMENTS" means any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

      "COMPANY CONTROL PERSON" means each director, executive officer, promoter, and such other Persons as may be deemed in control of the Company as defined by Rule 405 under the Securities Act.

      "CONTRACTS" means any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, Liens, evidence of indebtedness, approvals or other instruments or undertakings to which such person is a party or to which or by which such person or the property of such person is subject or bound, excluding any Permits.

      "DAMAGES" means any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys' and accountants' fees and disbursements).

      "EXCHANGE ACT" means the Securities and Exchange Act of 1934, as amended.

      "FINANCIAL STATEMENTS" means any or all of the financial statements, including balance sheets and related statements of income and statements of changes in financial position and the accompanying notes thereto, of the Company's business prepared in accordance with generally accepted accounting principles consistently applied, except as may be otherwise provided herein.

      "FUNDED INDEBTEDNESS" means the aggregate amount (including the current portions thereof) of all (i) indebtedness for money borrowed from others, capital lease obligations, dividends payable to the Seller, bonus payables to employees, and purchase money indebtedness of the Company, (ii) indebtedness of the type described in clause (i) above guaranteed, directly or indirectly, in any manner by the Company, or in effect guaranteed, directly or indirectly, in any manner by the Company, through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or to pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, but excluding endorsements of checks and other instruments in the ordinary course, (iii) indebtedness of the type described in clause (i) above secured by any Lien upon property owned by the Company, even though the Company has not in any manner become liable for the payment of such indebtedness and
(iv) interest expense accrued but unpaid, and all prepayment premiums, on or relating to any of such indebtedness.

      "GAAP" means U.S. generally accepted accounting principles.

      "GOVERNMENTAL AUTHORITY" means any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

      "LEGAL REQUIREMENTS" means any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person's business, operations or properties.

      "LIENS" means any lien, charge, mortgage interest, adverse claim, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restrictions or limitations whatsoever.

      "PERMITS" means any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

      "PERSON" means any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

      "PROPERTIES" means any and all properties and assets (real, personal or mixed, tangible or intangible) owned or Used by the Company.

      "SEC REPORTS" means all reports or other filings made by the Company with the Securities and Exchange Commission under the Securities Act and the Exchange Act.

      "SUBSIDIARY" means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

      "USED" means, with respect to the Properties, Contracts or Permits of the Company, those owned, leased, licensed or otherwise held by the Company which were acquired for use or held for use by the Company in connection with the Company's business and operations, whether or not reflected on the Company's books of account.

                                    ARTICLE I
                    SALE AND PURCHASE OF THE 2,043,333 SHARES

      1.1   SALE AND PURCHASE OF SHARES.

            (a) On the terms and subject to the conditions of this Agreement, at the Closing (as defined in SECTION 2.1 hereof), Sellers shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept delivery of the 2,043,333 Shares, free and clear of any and all Liens.

            (b) To effect the transfers contemplated by SECTION 1.1(a) hereof, at the Closing, Sellers shall deliver or cause to be delivered to Purchaser, against payment therefor in accordance with SECTION 1.2 hereof, stock certificates representing the Shares, accompanied by stock powers duly executed in blank and otherwise in form acceptable to Purchaser for transfer on the books and records of the Company.

      1.2 PAYMENT FOR SHARES. As payment in full for the 2,043,333 Shares, Purchaser shall pay to the Sellers (i) Two Hundred Seventy-Five Thousand, Two Hundred Seventy-Two Dollars ($275,272), MINUS (ii) the amount of the Company's Funded Indebtedness (as defined in SECTION 1.3 below) as of the Closing Date as such term is defined in SECTION 2.1 below (the "PURCHASE PRICE"). Simultaneously with the delivery to counsel to the Purchaser of certificates representing the 2,043,333 Shares duly endorsed in blank for transfer, or with appropriate stock powers in blank attached, counsel to the Purchaser shall deliver to William R. Barker, PA, a professional association, as escrow agent (the "ESCROW AGENT"), the Purchase Price in next day funds. The Purchase Price and the certificates representing the 2,043,333 Shares shall be released upon the Purchaser's and the Sellers' mutual written notification that each is ready to close.

      1.3 FUNDED INDEBTEDNESS. At least three (3) business days prior to the Closing Date, the Company will provide the Purchaser with pay-off letters in form and substance satisfactory to the Purchaser from all holders of Funded Indebtedness, and make arrangements satisfactory to the Purchaser for such holders to provide to the Company, simultaneously with the Closing, recordable form Lien releases, canceled notes, trademark and patent assignments and other documents reasonably requested by the Purchaser. Sellers and the Company jointly and severally represent and warrant to Purchaser that all Contracts evidencing the Company's Funded Indebtedness are set forth on SCHEDULE 1.3 hereto.

                                   ARTICLE II
                               CLOSING; DELIVERIES

      2.1 CLOSING. Subject to the conditions stated in ARTICLE VII of this Agreement, the closing of the transactions contemplated hereby (the "CLOSING") shall be held at 10:00 a.m., EST, on April 23, 2010 or, if the conditions set forth in SECTION 7.2 have not been satisfied or waived on such date, on the first (1st) business day after all such conditions shall have been satisfied or waived, at the offices of Gusrae Kaplan Bruno & Nusbaum PLLC, located at 120 Wall Street, New York, NY 10005. The date upon which the Closing occurs is hereinafter referred to as the "CLOSING DATE."

      2.2 DELIVERIES BY SELLERS. At or prior to the Closing, the Sellers shall deliver to Purchaser:

            (a) certificates representing the Shares duly endorsed in blank for transfer, or with appropriate stock powers in blank attached;

            (b) the resignations of all the officers and directors of the Company, provided, that the resignation of Ron Davis as a member of the board of directors of the Company shall be undated with the agreement that it shall be accepted by the Company on or after the date that shall be ten (10) days subsequent to the date that the Information Statement on Schedule 14F-1 is mailed to the shareholders of the Company informing such shareholders of a change in control of the board of directors of the Company;

            (c) the bank accounts, stock book, stock ledger, minute books and corporate seal of the Company;

            (d) a certificate executed by each Seller to the effect that all conditions set forth in SECTION 7.2 have been satisfied (the "SELLER'S CERTIFICATE");

            (e) possession of all originals and copies of agreements, instruments, documents, deeds, books, records, files and other data and information within the possession of the Sellers or any Affiliate of the Sellers pertaining to the Company (collectively, the "RECORDS");

            (f) evidence satisfactory to Purchaser that the Purchaser or his designees shall be the only authorized signatories with respect to the Company's various accounts, credit lines, safe deposit boxes or vaults set forth or required to be set forth in SCHEDULE 3.14;

            (g) all correspondence with the Securities and Exchange Commission (the "SEC");

            (h) all correspondence with the Financial Industry Regulatory Authority ("FINRA");

            (i) letters from each of the Sellers and each of the officers and directors of the Company addressed to the Purchaser that all SEC Reports were true and accurate when filed with the SEC (the "10b-5 LETTERS"), in the form attached hereto as EXHIBIT A;

            (j) a certificate dated within three (3) business days of the Closing Date evidencing the Company's good standing in the State of Nevada;

            (k)   all Tax Returns (as defined in Section 8.1(k) below);

            (l)   all blue sky filings; and

            (m)   proof of the closing of the Other Share Acquisition.

      2.3 DELIVERIES BY PURCHASER. At or prior to the Closing, Purchaser shall deliver the amount of the

Purchase Price required to be paid at Closing pursuant to SECTION 1.2 hereof to the Sellers through the Escrow Agent.

      2.4   TERMINATION IN ABSENCE OF CLOSING.

            (a) Subject to the provisions of SECTION 2.4(b), if by the close of business on April 23, 2010, the Closing has not occurred, then any party hereto may thereafter terminate this Agreement by written notice to such effect, to the other parties hereto, without liability of or to any party to this Agreement or any shareholder, director, officer, employee or representative of such party unless the reason for Closing having not occurred is (i) such party's willful breach of the provisions of this Agreement, or (ii) if all of the conditions to such party's obligations set forth in ARTICLE VII have been satisfied or waived in writing by the date scheduled for the Closing pursuant to
SECTION 2.1, the failure of such party to perform its obligations under this
ARTICLE II on such date; provided, however, that the provisions of SECTION 9.2 through SECTION 9.6 shall survive any such termination; and provided further, however, that any termination pursuant to this SECTION 2.4 shall not relieve any party hereto who was responsible for Closing having not occurred as described in clauses (i) or (ii) above of any liability for (x) such party's willful breach of the provisions of this Agreement, or (y) if all of the conditions to such party's obligations set forth in ARTICLE VII have been satisfied or waived in writing by the date scheduled for the Closing pursuant to SECTION 2.1, the failure of such party to perform its obligations under this ARTICLE II on such date.

            (b) Purchaser shall have the right to terminate this Agreement without liability to any party by so notifying the Sellers at any time prior to Closing if, in Purchaser's sole discretion:

                  (i) the results of the Purchaser's due diligence investigation shall have revealed that any representation or warranty made herein for the benefit of Purchaser, or any certificate, schedule or document furnished to Purchaser pursuant to this Agreement, is untrue or incorrect in any respect or otherwise be unsatisfactory to Purchaser;

                  (ii) The Company or either Seller shall have defaulted in any material respect in the performance of any material obligation under this Agreement.

                                   ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY

      Each of the Sellers and the Company hereby jointly and severally represents and warrants to Purchaser as of the date hereof and as of the Closing Date that:

      3.1 CORPORATE EXISTENCE AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company has the corporate power to own, manage, lease and hold its Properties and to carry on its business as and where such Properties are presently located and such business is presently conducted. Neither the character of the Company's Properties nor the nature of the Company's business requires the Company to be duly qualified to do business as a foreign corporation in any jurisdiction outside those identified in SCHEDULE 3.1 attached hereto, and the Company is qualified as a foreign corporation and in good standing in each listed jurisdiction.

      3.2 AUTHORITY, APPROVAL AND ENFORCEABILITY. This Agreement has been duly executed and delivered by the Company and the Sellers, and each of the Sellers and the Company have all requisite power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its and their obligations hereunder and under the Collateral Agreements. This Agreement and each Collateral Agreement to which any of the Sellers and/or the Company is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such party, enforceable in accordance with its terms.

      3.3   CAPITALIZATION AND CORPORATE RECORDS.

            (a) The Company's authorized capital stock consists solely of 70,000,000 shares of Common

Stock and 5,000,000 shares of preferred stock (the "PREFERRED STOCK"), of which there are 2,644,500 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding. Immediately following the closing of the Share Acquisition and the Other Share Acquisition, there will be 2,644,500 shares of Common Stock issued and outstanding, of which (i) the Purchaser shall own 2,264,000 shares of Common Stock (constituting approximately 85.6% of the issued and outstanding Common Stock), and (ii) Non-Affiliated Shareholders will own in the aggregate 380,500 shares of Common Stock (constituting approximately 14.4% of the issued and outstanding shares of Common Stock). All of the 2,043,333 Shares are owned beneficially and of record by the Sellers as follows; 1,043,333 Shares by Mr. Davis and 1,000,000 by Mr. Brigham, free and clear of any and all Liens, and no shares of capital stock are held in the Company's treasury. All of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of (i) any preemptive or other rights of any Person to acquire securities of the Company, or (ii) any applicable federal or state securities laws, and the rules and regulations promulgated thereunder (collectively, the "SECURITIES LAWS"). There are no direct or indirect outstanding subscriptions, options, convertible securities, rights (preemptive or otherwise), warrants, calls or agreements relating to any shares of capital stock of the Company, whether oral, in writing and/or otherwise. Upon delivery to Purchaser at the Closing of certificates representing the Shares duly endorsed in blank for transfer or accompanied by stock powers duly endorsed in blank, good and valid title to the 2,043,333 Shares will pass to Purchaser, free and clear of all Liens of any kind.

            (b) The copies of the Articles of Incorporation and Bylaws of the Company attached hereto as EXHIBIT C are true, accurate, and complete and reflect all amendments made through the date of this Agreement. The Company's stock and minute books made available to Purchaser for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, and such minute books contain an accurate record of all shareholder and corporate actions of the shareholders and directors (and any committees thereof) of the Company taken by written consent or at a meeting since its inception. All corporate actions taken by the Company have been duly authorized or ratified. All accounts, books, ledgers and official and other records of the Company fairly and accurately reflect all of the Company's transactions, properties, assets and liabilities.

            (c) Except for the subsidiaries of the Company listed on SCHEDULE 3.3(c), the Company does not own, directly or indirectly, any outstanding voting securities of or other interests in any other corporation, partnership, joint venture or other business entity. SCHEDULE 3.3(c) hereto sets forth the name of each Subsidiary of the Company, and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. The outstanding shares of capital stock or equity interests of each Subsidiary are validly issued, fully paid and non-assessable, and all such shares or other equity interests represented as being owned by Company or another Subsidiary of the Company are owned by it free and clear of any and all Liens. No shares of capital stock are held by any Subsidiary as treasury stock. There is no existing option, warrant, call, commitment or agreement to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any additional shares of capital stock or other equity interests of any Subsidiary or other securities convertible into shares of capital stock or other equity interests of any Subsidiary or other equity security of any Subsidiary. Each Subsidiary is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its reorganization and is duly qualified to do business and is in good standing under the laws of (i) each jurisdiction in which it owns or leases real property and (ii) each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification. Each Subsidiary has all requisite corporate power and authority to own its properties and carry on its business as presently conducted.

      3.4 NO SELLER DEFAULTS OR CONSENTS. The execution and delivery of this Agreement and the Collateral Agreements by Sellers and the performance by each Seller of their obligations hereunder and thereunder will not violate any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which the Seller is a party, or by which the properties or assets of such Seller is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument.

      3.5 NO COMPANY DEFAULTS OR CONSENTS. Neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will:

                  (i) violate or conflict with any of the terms, conditions or provisions of the charter or bylaws of the Company;

                  (ii) violate any Legal Requirements applicable to the Company;

                  (iii) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit binding upon or applicable to the Company;

                  (iv) result in the creation of any Lien on any Properties of the Company; or

                  (v) require either of the Sellers or the Company to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

      3.6 NO PROCEEDINGS. No suit, action or other proceeding is pending or, to the knowledge of the Company, threatened before any Governmental Authority seeking to restrain the Company or either Seller or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against the Company or its Properties as a result of the consummation of this Agreement.

      3.7   FINANCIAL STATEMENTS; LIABILITIES; ACCOUNTS RECEIVABLE; INVENTORIES.

            (a) The Company has filed with the SEC: (i) the audited financial statements with respect to the Company and its business as of and for the years ended December 31, 2007, 2008 and 2009 (the "AUDITED FINANCIAL STATEMENTS") and
(ii) unaudited financial statements (the "QUARTERLY FINANCIAL STATEMENTS") as of and for the three (3) months ended March 31, June 30 and September 30 since the Company's inception (collectively, the "FINANCIAL STATEMENTS"). All of such Financial Statements present fairly the financial condition and results of operations of the Company for the dates or periods indicated thereon. The Financial Statements complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved.

            (b) The Company does not have any liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP).

            (c) The accounts receivable reflected on the December 31, 2009 balance sheet included in the Financial Statements referenced in SECTION 3.7(a) and all of the Company's accounts receivable arising since December 31, 2009 (the "BALANCE SHEET DATE") arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further filings (with governmental agencies, insurers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle the Company to collect the accounts receivable in full. No such account has been assigned or pledged to any other person, firm or corporation, and, except only to the extent fully reserved against as set forth in the December 31, 2009 balance sheet included in such Financial Statements, no defense or set-off to any such account has been asserted by the account obligor or exists.

            (d) The Company has and will have as of the Closing Date legal and beneficial ownership of its Properties, free and clear of any and all Liens.

      3.8   ABSENCE OF CERTAIN CHANGES.

            (a)   Since the Balance Sheet Date, there has not been:

                  (i) any event, circumstance or change that had or might have a material adverse effect on the business, operations, prospects, Properties, financial condition or working capital of the Company;

                  (ii) any damage, destruction or loss (whether or not covered by insurance) that had or might have a material adverse effect on the business, operations, prospects, Properties or financial condition of the Company; or

                  (iii) Any material adverse change in the Company's sales patterns, pricing policies, accounts receivable or accounts payable.

            (b) Since the Balance Sheet Date, the Company has not done any of the following:

                  (i) merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;

                  (ii)   purchased any securities of any Person;

                  (iii) created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

                  (iv) made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Company or the Company's business operations;

                  (v) entered into, amended or terminated any material agreement;

                  (vi) sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (i) in the ordinary course of business, or (ii) pursuant to any agreement specified in SCHEDULE 3.11;

                  (vii) settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

                  (viii) incurred or approved, or entered into any agreement or commitment to make, any expenditures in excess of $1,000 (other than those arising in the ordinary course of business or those required pursuant to any agreement specified in SCHEDULE 3.11);

                  (ix) maintained its books of account other than in the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under generally accepted accounting principles;

                  (x) granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment);

                  (xi) suffered any extraordinary losses or waived any rights of material value;

                  (xii) made any payment to any Affiliate or forgiven any indebtedness due or owing from any Affiliate to the Company;

                  (xiii) engaged in any one or more activities or transactions with an Affiliate or outside the ordinary course of business;

                  (xiv) declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;

                  (xv)   amended its charter or bylaws;

                  (xvi) issued any capital stock or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its capital stock; or

                  (xvii) committed to do any of the foregoing.

      3.9 COMPLIANCE WITH LAWS. The Company is and has been in compliance in all respects with any and all Legal Requirements applicable to the Company, other than failures to so comply that would not have an adverse effect on the business, operations, prospects, Properties or financial condition of the Company. The Company (x) has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with all such Legal Requirements, except for failures to so comply that would not have an adverse effect on the business, operations, prospects, Properties or financial condition of the Company, and (y) is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any Legal Requirement or Permit applicable to the Company.

      3.10 LITIGATION. There are no claims, actions, suits, investigations or proceedings against the Company pending or, to the knowledge of the Company, threatened in any court or before or by any Governmental Authority, or before any arbitrator, that might have an adverse effect (whether covered by insurance or not) on the business, operations, prospects, Properties or financial condition of the Company and there is no basis for any such claim, action, suit, investigation or proceeding. SCHEDULE 3.10 sets forth a true and correct listing of all material actions, suits, investigations, claims or proceedings that were pending, settled or adjudicated since the Company's inception.

      3.11  COMMITMENTS.

            (a) Except as otherwise set forth in SCHEDULE 3.11(a), the Company is not a party to or bound by any of the following, whether written or oral:

                  (i) any Contract that cannot by its terms be terminated by the Company with 30 days' or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

                  (ii) contract or commitment for capital expenditures by the Company in excess of $1,000 per calendar quarter in the aggregate;

                  (iii) lease or license with respect to any Properties, real or personal, whether as landlord, tenant, licensor or licensee;

                  (iv) agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Properties;

                  (v) contract with any Affiliate of the Company (including the Sellers) relating to the provision of goods or services by or to the Company;

                  (vi)   agreement for the sale of any assets;

                  (vii) agreement that purports to limit the Company's freedom to compete freely in any line of business or in any geographic area;

                  (viii) preferential purchase right, right of first refusal, or similar agreement; or

                  (ix) other Contract that is material to the business of the Company.

            (b)   All of the Contracts listed or required to be listed in
SCHEDULE 3.11(a) are valid, binding and in full force and effect, and the Company has not been notified or advised by any party thereto of such party's intention or desire to terminate or modify any such Contract in any respect. Neither the Company nor, to the knowledge of the Company, any other party is in breach of any of the terms or covenants of any Contract listed or required to be listed in SCHEDULE 3.11(a). Following the Closing, the Company will continue to be entitled to all of the benefits currently held by the Company under each Contract listed or required to be listed in SCHEDULE 3.11(a).

            (c) Except as otherwise set forth in SCHEDULE 3.11(c), the Company is not a party to or bound by any Contract or Contracts the terms of which were arrived at by or otherwise reflect less-than-arm's-length negotiations or bargaining.

      3.12 TITLE TO ASSETS. The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of the Company and the Subsidiaries, and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting, assignable with no impediment and enforceable leases of which the Company and the Subsidiaries are in compliance. The purchase of the Shares will not in any way affect the Company's title to, or lease of, such real property or to dispose of it in any way whatsoever.

      3.13 PATENTS AND TRADEMARKS. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights necessary or material for use in connection with their respective businesses and where the failure to so have such rights could have a Material Adverse Effect (collectively, the "INTELLECTUAL PROPERTY RIGHTS"). Neither the Company nor any Subsidiary has received a written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person. All such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights of others. All Intellectual Property Rights are set forth on SCHEDULE 3.13 hereof.

      3.14 BANKS. SCHEDULE 3.14 sets forth (i) the name of each bank, trust company or other financial institution and stock or other broker with which the Company has an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Company in matters concerning any of its business or affairs. No such proxies, powers of attorney or other like instruments are irrevocable. The Company has furnished the Purchaser with true and complete copies of all such accounts, credit lines, and safe deposit boxes or vaults and any other such document that it has had since its inception.

      3.15 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither the Company, either Seller nor any other Affiliate or agent of the Company, or any other person acting on behalf of or associated with the Company, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction), in each case which (i) may subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, business, operations or prospects of the Company, or (iii) if not continued in the future, may adversely affect the assets, business, operations or prospects of the Company.

      3.16 TRANSACTIONS WITH AFFILIATES. Except as set forth on SCHEDULE 3.16, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with either Seller or any other officer, director or shareholder of the Company or any of their respective Affiliates. Except as set forth on SCHEDULE 3.16, neither one of the Sellers nor any other Affiliate of the Company is indebted to the Company for money borrowed or other loans or advances, and the Company is not indebted to any such Affiliate.

      3.17 ABSENCE OF CERTAIN COMPANY CONTROL PERSON ACTIONS OR EVENTS. To the Company's knowledge, none of the following has occurred during the past three
(3) years with respect to a Company Control Person:

            (a) A petition under the federal bankruptcy laws or any provincial or state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such Company Control Person, or any partnership in which he was a general partner at or within two (2) years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

            (b) Such Company Control Person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

            (c) Such Company Control Person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, his engagement in (A) any type of business practice, or
(B) any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

            (d) Such Company Control Person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such Company Control Person to engage in any activity described in paragraph (c) of this item, or to be associated with Persons engaged in any such activity; or

            (e) Such Company Control Person was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated.

      3.18 SEC REPORTS. All SEC Reports of the Company since inception complied in all material respects with the requirements of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder. None of such SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      3.19 BOOKS AND RECORDS; INTERNAL ACCOUNTING CONTROLS. The books and records of the Company and its Subsidiaries accurately reflect in all material respects the information relating to the business of the Company and the Subsidiaries, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company or any Subsidiary to the extent required to be contained therein. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient, in the judgment of the Company, to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP (except with respect to the non-US Subsidiaries) and to maintain asset accountability,
(iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions is taken with respect to any differences. All such books and records and a description of the internal accounting controls are attached hereto on
SCHEDULE 3.19.

      3.20 NO INTEGRATED OFFERING. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would prevent the Company from selling securities within the six (6) months following the Closing Date, whether pursuant to Rule 506 under the Securities Act or otherwise.

      3.21 COMMON STOCK SYMBOL. The Common Stock is currently quoted on the OTC BB under the symbol "BVIG"

      3.22 NO SEC OR FINRA INQUIRIES. To the best of the Company's knowledge, the Company is not, and has never been, the subject of any formal or informal inquiry or investigation by the SEC or FINRA.

      3.23 DISCLOSURE OF MATERIAL INFORMATION. Neither the Company nor any other Person acting on its behalf has provided or will provide the Purchaser or its agents or counsel with any information that the Company and/or the Sellers believe constitutes material non-public information (other than with respect to the transactions contemplated by this Agreement), unless prior thereto the Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company and Sellers understand and confirm that the Purchaser will be relying on the foregoing representations in effecting transactions in securities of the Company.

      3.24 FULL DISCLOSURE. The information furnished by the Sellers and the Company to Purchaser pursuant to this Agreement (including, without limitation, information contained in the exhibits hereto, the schedules identified herein, the instruments referred to in such schedules and the certificates and other documents to be executed or delivered pursuant hereto by the Sellers and/or the Company at or prior to the Closing) is not, nor at the Closing will be, false or misleading in any material respect, or contains, or at the Closing will contain, any misstatement of material fact, or omits, or at the Closing will omit, to state any material fact required to be stated in order to make the statements therein not misleading.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

      The Sellers hereby represent and warrant to the Purchaser that the Sellers are the true and lawful registered holders and beneficial owners of the Shares listed opposite the name of each such Seller attached hereto as ANNEX A, all of which Shares are free and clear of all Liens. Upon the payment of the Purchase Price, the Purchaser will receive good and valid title to the Shares, free and clear of all Liens. Other than the rights and obligations arising under this Agreement, none of the Shares is subject to any rights of any other Person to acquire the same.

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to the Sellers that:

      5.1 AUTHORITY, APPROVAL AND ENFORCEABILITY. This Agreement has been duly executed and delivered by Purchaser and Purchaser has all requisite power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by Purchaser in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform his obligations hereunder and under the Collateral Agreements. This Agreement and each Collateral Agreement to which Purchaser is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

      5.2 NO DEFAULT OR CONSENTS. Neither the execution and delivery of this Agreement by the Purchaser nor his carrying out of the transactions contemplated hereby will:

            (a)   violate any Legal Requirements applicable to Purchaser;

            (b)   result in the creation of any Lien; or

            (c) require Purchaser to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

                                   ARTICLE VI
                          OBLIGATIONS PRIOR TO CLOSING

      From the date of this Agreement through the Closing:

      6.1 PURCHASER'S ACCESS TO INFORMATION AND PROPERTIES. The Company and the Sellers shall permit Purchaser and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the books, records, employees, counsel, accountants, engineers and other representatives of the Company at all times reasonably requested by Purchaser for the purpose of conducting an investigation of the Company's financial condition, corporate status, operations, prospects, business and Properties. The Company shall make available to Purchaser for examination and reproduction all documents and data of every kind and character relating to the Company in possession or control of, or subject to reasonable access by, the Company and/or the Sellers, including, without limitation, all files, records, data and information relating to the Properties (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto. Furthermore, the Company shall allow Purchaser access to, and the right to inspect, the Properties, except to the extent that such Properties are operated by a third-party operator, in which case the Company shall use its best efforts to cause the operator of such Properties to allow Purchaser access to, and the right to inspect, such Properties.

      6.2 NOTICE REGARDING CHANGES. The Company and the Sellers shall promptly inform Purchaser in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by the Company and/or the Seller inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question. The Purchaser shall promptly inform the Sellers in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by it inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.

      6.3 ENSURE CONDITIONS MET. Subject to the terms and conditions of this Agreement, each party hereto shall use all reasonable commercial efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable Legal Requirements in order to consummate the transactions contemplated hereby, including, without limitation, (i) obtaining all Permits, authorizations, consents and approvals of any Governmental Authority or other person which are required for or in connection with the consummation of the transactions contemplated hereby and by the Collateral Agreements, (ii) taking any and all reasonable actions necessary to satisfy all of the conditions to each party's obligations hereunder as set forth in ARTICLE VII, and (iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing.

      6.4 PAYOFF AND ESTOPPEL LETTERS. Prior to Closing, (a) the Company shall request payoff and estoppel letters with respect to all Funded Indebtedness, which letters shall contain payoff amounts, per diems, wire transfer instructions and an agreement to deliver, upon full payment, UCC-3 termination statements, other appropriate releases and any original promissory notes or other evidences of indebtedness marked canceled, and (b) the Company shall provide Purchaser with evidence of satisfaction in full or release of all guarantees, notes, or obligations of the Company to or on behalf of the Seller or any other Affiliate of the Company.

      6.5 NO SHOP. Neither Sellers nor the Company shall, and the Sellers and the Company shall jointly cause the Company's shareholders, officers, directors, employees and other agents not to, directly or indirectly (i) make, (ii) accept or (iii) take any action to solicit, initiate or encourage, any offer or proposal or indication of interest in a merger, consolidation or other business combination involving any equity interest in, or a substantial portion of the assets of the Company, other than in connection herewith. Sellers and the Company shall immediately advise the Purchaser of the terms of any offer, proposal or indication of interest that it receives or otherwise becomes aware of.

      6.6 REPORTING STATUS. The Company shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

      6.7 ISSUANCE OF SECURITIES. The Company shall not issue any securities to any Person.

                                   ARTICLE VII
               CONDITIONS TO SELLERS' AND PURCHASER'S OBLIGATIONS

      7.1 CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to carry out the transactions contemplated by this Agreement are subject, at the option of the Sellers, to the satisfaction or waiver by the Sellers of the following conditions:

            (a) All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and Purchaser shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Purchaser at or prior to the Closing.

            (b) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Company or Sellers) shall be pending or threatened before any Governmental Authority seeking to restrain the Company or prohibit the Closing or seeking Damages against the Company as a result of the consummation of this Agreement.

      7.2 CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of the Purchaser to carry out the transactions contemplated by this Agreement are subject, at the option of the Purchaser, to the satisfaction or waiver by the Purchaser of the following conditions:

            (a) All representations and warranties of the Company and the Sellers contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and the Company and the Sellers shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by them at or prior to the Closing.

            (b) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of Purchaser) shall be pending or threatened before any court or governmental agency seeking to restrain Purchaser or prohibit the Closing or seeking Damages against Purchaser or the Company or its Properties as a result of the consummation of this Agreement.

            (c) The Other Shares shall have been acquired by the Purchaser pursuant to the Other Share Acquisition.

            (d) Since the Balance Sheet Date and up to and including the Closing, there shall not have been any event, circumstance, change or effect that, individually or in the aggregate, had or might have a material adverse effect on the Company's business, operations, prospects, Properties or financial condition.

            (e) The Company shall have furnished Purchaser with a certified copy of all necessary corporate action on its behalf approving the Company's execution, delivery and performance of this Agreement.

            (f) All agreements, commitments and understandings between the Company and any Affiliate thereof shall have been terminated in all respects on terms satisfactory to Purchaser, and all obligations, claims or entitlements thereunder shall be unconditionally waived and released by such Affiliates and written evidence thereof satisfactory in form and substance to Purchaser shall have been delivered to Purchaser.

            (g) Purchaser shall have completed its due diligence investigation, and the results thereof shall not have revealed that any of the representations of the Company or the Sellers set forth herein are untrue or incorrect in any respect or otherwise be unsatisfactory to Purchaser.

            (h) All proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to Purchaser and its counsel, and Purchaser and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

            (i) No proceeding in which the Sellers or the Company shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

            (j) The Company shall not have any liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP) and the Purchaser shall have received copies of "payoff" or "estoppel" letters or other evidence, reasonably satisfactory to it, of the termination, at or prior to Closing, of all Funded Indebtedness and any and all Liens that encumber the Company's Properties pursuant thereto.

            (k) The Purchaser shall have received 10b-5 Letters from each of the Sellers and each of the officers and directors of the Company addressed to the Purchaser.

            (l) The shares of Common Stock shall be quoted for trading on the Over-the-Counter Bulletin Board under the symbol "BVIG" and there shall be at least one broker-dealer registered with the SEC and a member of FINRA and SIPC making a market in such shares.

            (m) The shareholder list theretofore furnished by the Company shall have been certified as to accuracy and completeness by the Company's transfer agent and the information contained therein shall be satisfactory to the Purchaser in its sole discretion.

            (n) The Company and Sellers shall have furnished the Purchaser with a Non-Objecting Beneficial Owners list dated within three (3) business days prior to the Closing Date.

            (o) The Company shall have delivered to the Purchaser a certificate of an executive officer of the Company, dated as of the Closing Date, confirming the accuracy of the Company's representations, warranties and covenants as of the Closing Date and confirming the compliance by the Company with the conditions precedent set forth in this SECTION 7.2 as of the Closing Date.

            (p) The Company shall have delivered to the Purchaser a secretary's certificate, dated as of the Closing Date, as to (i) the resolutions adopted by the Company's Board of Directors or any committee thereof approving the transactions contemplated hereby, (ii) the Articles of Incorporation, (iii) the Bylaws, each as in effect at the Closing, and (iv) the authority and incumbency of the officers of the Company executing this Agreement and any other documents required to be executed or delivered in connection therewith.

            (q) Each of the Sellers shall have delivered his respective Seller's Certificate and such other certificates and documents as the Purchaser shall reasonably require incident to the Closing, including but not limited to the certificate representing his, her or its Shares duly endorsed in blank for transfer, or with appropriate stock powers in blank attached.

            (r) The shares of Common Stock shall be DTC eligible and proof thereof shall be furnished to the Purchaser.

            (s) The Company shall have appointed Kenneth Stead (i) to its board of directors, which board of directors shall subsequent to such appointment consist of two (2) directors, and (ii) as its Chief Executive Officer and President, and delivered proof thereof.

            (t) The Company shall have obtained the resignation of all its present officers and directors, provided, that the resignation of Ron Davis as a member of the board of directors of the Company shall be undated with the agreement that it shall be accepted by the Company on or after the date that shall be ten (10) days subsequent to the date that the Information Statement on
Schedule 14F-1 is mailed to the shareholders of the Company, and delivered evidence of such resignations.

                                  ARTICLE VIII
                                   TAX MATTERS

      8.1 REPRESENTATIONS AND OBLIGATIONS REGARDING TAXES. The Company and the Sellers jointly and severally represent and warrant to and agree with the Purchaser as follows:

            (a) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for Liens for Taxes not yet due.

            (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

            (c) No director or officer (or employee responsible for Tax matters) of the Company expects any taxing authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any taxing authority in writing or (ii) as to which any of the directors or officers (or employees responsible for Tax matters) of the Company has actual knowledge (after reasonable investigation) based upon personal contact with any agent of such taxing authority. SCHEDULE 8.1(c) lists all Federal, state, local and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2007, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit or in respect of which any written or unwritten notice of any audit or examination has been received by the Company. Except as set forth on SCHEDULE 8.1(c), no issue relating to Taxes has been raised in writing by a taxing authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by a taxing authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period. The Company has delivered to Purchaser correct and complete copies of all Federal, state, local and foreign income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since its inception.

            (d) SCHEDULE 8.1(d) sets forth the following information with respect to the Company as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (i) the basis of the Company in its assets, and (ii) the amount of any net operating loss, net operating loss carryover, net capital loss, net capital loss carryover, Tax credit, Tax credit carryover or excess charitable contribution of the Company.

            (e) The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for Federal income tax purposes.

            (f) The Company has never been an S corporation (within the meaning of Section 1361(a)(1) of the Code).

            (g) All material elections with respect to Taxes affecting the Company are disclosed or attached to a Tax Return of the Company.

            (h) The Company shall grant to Purchaser or its designees access at all reasonable times to all of the Company's books and records (including tax workpapers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof, to the extent such books and records relate to taxable periods ending on or prior to or that include the Closing Date. The Sellers shall (i) grant to Purchaser access at all reasonable times to all of the Company's books and records (including tax workpapers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof, to the extent that such books and records relate to the operations of the Company during taxable periods ending on or prior to or that include the Closing Date, and (ii) otherwise cooperate with Purchaser in connection with any audit of Taxes that relate to the business of the Company prior to Closing.

            (i) The transfer of the Shares to Purchaser pursuant to the terms of this Agreement will not result in any Tax liability to the Company or result in a reduction of the amount of any net operating loss, net operating loss carryover, net capital loss, net capital loss carryover, Tax credit, Tax credit carryover, excess charitable contribution or basis of property that otherwise would be available to the Company by reason or as a result of deferred intercompany transactions, excess loss accounts, or otherwise.

            (j) Neither of the Sellers nor the Company has taken or will take any action that could result in a deemed election under section 338 of the Code with respect to Purchaser's purchase of the Shares.

            (k) As used in this Agreement, "AFFILIATED GROUP" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law; "CODE" means the Internal Revenue Code of 1986, as amended; "COMPANY" means the Company and/or any corporation that at any time has been a subsidiary of the Company; "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof); "TAX" means any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and "TAXES" means any or all of the foregoing collectively; and "TAX RETURN" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

                                   ARTICLE IX
                                  MISCELLANEOUS

      9.1   INDEMNIFICATION.

            (a) The Seller hereby agrees to indemnify the Purchaser and each of its officers, directors, employees, agents and Affiliates, including, after the Closing, the Company (herein collectively called "PURCHASER PARTIES" and individually called a "PURCHASER PARTY") free and harmless from and against any and all claims, demands, actions, causes of action, suits, losses, costs (including, without limitation, all documentary, recording, filing, mortgage or other stamp taxes or duties), charges, liabilities and damages, and expenses in connection therewith (irrespective of whether such Purchaser Party is a party to the action for which indemnification hereunder is sought), and including, without limitation, reasonable attorneys' fees and disbursements (referred to in this SECTION 9.1 as the "INDEMNIFIED LIABILITIES"), of any and every kind whatsoever paid, incurred or suffered by, or asserted against, the Purchaser Party for, with respect to, arising directly or indirectly, out of or as a direct or indirect result of:

                  (i) A claim by any taxing authority for (A) any Taxes of the Company allocable to any period ending on or prior to the Closing Date or allocable to any period that begins before and ends after the

Closing Date, and (B) any Taxes of the Company or any corporation that is or was a member of an Affiliated Group of which the Company was or is a member;

                  (ii) A claim by any taxing authority for any Taxes arising from or occasioned by the sale of the Company's capital stock pursuant to this Agreement;

                  (iii) Any misrepresentation or breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants and agreements made by the Seller and/or the Company in this Agreement or in any document or certificate delivered by the Seller and/or the Company at the Closing pursuant hereto;

                  (iv) The occurrence of any event on or prior to the date of Closing that is (or would be, but for any deductible thereunder) covered by individual policies of insurance, blanket insurance policies or self insurance programs maintained by the Company; and

                  (v) The existence of any liabilities or obligations of the Company (whether accrued, absolute, contingent, known or unknown, or otherwise, and whether or not of a nature appropriate for inclusion in a balance sheet in accordance with GAAP).

            (b) Upon notice from the Purchaser to a Seller that a Purchaser Party is entitled to an indemnification payment for an Indemnified Liability pursuant hereto, such Seller shall thereupon pay to the Indemnified Taxpayer an amount that, net of any Taxes imposed on the Indemnified Taxpayer with respect to such payment, will indemnify and hold the Purchaser Party harmless from such Loss.

            (c) Anything to the contrary in this Agreement notwithstanding, the indemnification obligations of the Sellers under this ARTICLE IX shall survive the Closing until the end of the applicable statutes of limitations. With respect to any indemnification obligation for any Tax for which a taxing authority asserts a claim within 90 days before the end of the applicable statute of limitations, a Purchaser Party shall be treated as having provided timely notice to Sellers by providing written notice to Seller on or before the 90th day after the Indemnified Taxpayer's receipt of a written assertion of the claim by the taxing authority.

            (d) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by each Seller when due, and each Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

            (e) To the extent that the foregoing undertaking may be unenforceable for any reason, the Company agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this SECTION 9.1 shall survive any termination of this Agreement and repayment in full of all other Liabilities and shall not be reduced or impaired by any investigation made by or on behalf of any Purchaser Party.

      9.2   CONFIDENTIALITY.

            (a) Prior to the Closing, Purchaser shall, and shall cause its Affiliates and its and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the Company and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Purchaser or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to Purchaser or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers on a nonconfidential basis prior to its disclosure by Purchaser or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by Purchaser or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that Purchaser promptly shall notify the Company of any disclosure pursuant to clause
(iii) of this SECTION 9.2(a); and, provided, further, that the foregoing obligation of confidence shall not apply to the furnishing of information by Purchaser in bona fide discussions or negotiations with prospective lenders.

            (b) The Company and the Sellers shall, and shall cause its or his Affiliates and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement, the Company, Purchaser or their respective businesses; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by the Company, the Sellers or its or their Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to the Company, the Sellers or its or their Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers after the Closing on a nonconfidential basis prior to its disclosure by the Company, the Sellers or its or their Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by the Company, the Sellers or its or their Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that the Company shall promptly shall notify Purchaser of any disclosure pursuant to clause (iii) of this SECTION 9.2(b).

      9.3 BROKERS. Regardless of whether the Closing shall occur, (i) the Sellers shall, jointly and severally, indemnify and hold harmless Purchaser from and against any and all liability for any brokers or finders' fees arising with respect to brokers or finders retained or engaged by the Company or either Seller in respect of the transactions contemplated by this Agreement, and (ii) Purchaser shall indemnify and hold harmless the Company from and against any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by Purchaser in respect of the transactions contemplated by this Agreement.

      9.4 COSTS AND EXPENSES. Each of the parties to this Agreement shall bear his or its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby (the "TRANSACTION EXPENSES"); provided, however, that Sellers shall be responsible for and shall discharge all Transaction Expenses incurred by or on behalf of Sellers, the Sellers and/or the Company (it being the parties' agreement that the Company shall not bear or otherwise be liable for any such expenses).

      9.5 NOTICES. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called "NOTICE") shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

      IF TO PURCHASER:                   KENNETH STEAD
                                         c/o Kat Exploration, Inc.
                                         1149 Topsail RD
                                         Mount Pearl, NF A1N 5G2, Canada
                                         Tel. No.: (709) 368-9223
                                         Fax No.: (709) 368-9213
                                         E-mail: kstead@katexploration.com

      IF TO THE COMPANY:                 BELLA VIAGGIO, INC.
                                         4412 8th Street SW
                                         Vero Beach, Florida 32968
                                         Attn: Ronald Davis or Ronald Brigham
                                         Tel. No.: (772) 584-3308
                                         Fax No.: (772) 226-5557

                                         E-mail: genesiscorporate@comcast.net

      IF TO RONALD A. DAVIS:             Mr. Ronald A. Davis
                                         665 Ashford Place
                                         Brentwood, CA 94513
                                         Tel. No.:__________________________
                                         Fax No.: __________________________
                                         E-mail:  genesiscorporate@comcast.net

      IF TO RONALD G. BRIGHAM:           Mr. Ronald G. Brigham
                                         16887 King Richards Court
                                         Sherwood, OR 97140
                                         Tel. No.:__________________________
                                         Fax No.: __________________________
                                         E-mail:  brighamron@gmail.com

      Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next normal business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery. Anything to the contrary contained herein notwithstanding, notices to any party hereto shall not be deemed effective with respect to such party until such Notice would, but for this sentence, be effective both as to such party and as to all other persons to whom copies are provided above to be given.

      9.6 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by and construed solely and exclusively under and pursuant to the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York. Each of the Company, the Sellers and the Purchaser (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York, New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company, the Sellers and the Purchaser consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.

      9.7 JURY TRIAL; WAIVER. The Company, the Sellers and the Purchaser hereby waive a trial by jury in any action, proceeding or counterclaim brought by any of the parties hereto against the other in respect of any matter arising out or in connection with this Agreement and the transactions and developments contemplated hereby.

      9.8 FURTHER ASSURANCES. Following the Closing, the Company, the Sellers and the Purchaser shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

      9.9 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

      9.10 BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party, provided, however, that nothing herein shall prohibit the assignment of Purchaser's rights and obligations to any direct or indirect subsidiary or prohibit the assignment of Purchaser's rights (but not obligations) to any lender. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

      9.11 REMEDIES. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

      9.12 DRAFTING. The drafting and negotiation of this Agreement have been participated in by each of the parties, and for all purposes this Agreement shall be deemed to have been drafted jointly by each of the parties. No ambiguity will be construed against any party for having "drafted" this Agreement.

      9.13 REPRESENTATION BY COUNSEL. Each party is represented by counsel and has read and fully understands the terms of this Agreement.

      9.14 EXHIBITS AND SCHEDULES. The exhibits and schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one schedule shall be deemed restricted only to the Section to which such disclosure specifically relates except where (i) there is an explicit cross-reference to another schedule, and (ii) Purchaser could reasonably be expected to ascertain the scope of the modification to a representation intended by such cross-reference.

      9.15 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      9.16  REFERENCES AND CONSTRUCTION.

            (a) Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require. References to monetary amounts, specific named statutes and generally accepted accounting principles are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States generally accepted accounting principles, respectively, unless the context otherwise requires.

            (b) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

      9.17 SURVIVAL. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

      9.18 RISK OF LOSS. Prior to the Closing, the risk of loss of damage to, or destruction of, any and all of the Company's assets, including without limitation the Properties, shall remain with the Company, and the legal doctrine known as the "Doctrine of Equitable Conversion" shall not be applicable to this Agreement or to any of the transactions contemplated hereby.

      9.19 SEVERABILITY. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and such provision shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

                       [SIGNATURE ON NEXT FOLLOWING PAGE]

      IN WITNESS WHEREOF, this Agreement has been duly executed by the Purchaser, the Seller and the Company as of the date first above written.

THE COMPANY:             BELLA VIAGGIO, INC.

                         By:    ________________________________
                         Name:  Ronald A. Davis
                         Title: Director, President and Chief Executive Officer

THE SELLERS:             RONALD A. DAVIS

                         By:    ________________________________
                         Name:  Ronald A. Davis
                         Title: An individual

                         RONALD G. BRIGHAM

                         By:    ________________________________
                         Name:  Ronald G. Brigham
                         Title: An individual

THE PURCHASER:           KENNETH STEAD

                         By:    ________________________________
                         Name:  Kenneth Stead
                         Title: An individual